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                                                                  EXHIBIT 10.72


                                CODE-ALARM, INC.
                             950 E. WHITCOMB DRIVE
                        MADISON HEIGHTS, MICHIGAN 48071


                                October 1, 1997


Mr. Kenneth M. Mueller
10594 Springmill Lane
Perrysburg, OH  43551


Dear Mr. Mueller:

     This letter will confirm our current understanding relative to the special services which you have agreed to continue to perform for Code-Alarm, Inc. (" Code-Alarm").

     You have been performing consultant services, as further defined below, for Code-Alarm under a letter agreement by and between yourself and Code-Alarm dated August 24, 1987 (the "Letter Agreement"). The Letter Agreement was extended beyond its original expiration date to the present time by oral agreement between you and Code-Alarm. Through your execution and return of this letter, you acknowledge the termination of the Letter Agreement and payment in full by Code-Alarm of all amounts owing thereunder to you by Code-Alarm. The terms and conditions of this letter supersede all prior written and oral agreements between yourself and Code-Alarm regarding the continuation of your consulting services with Code-Alarm.

     Code-Alarm hereby agrees to continue to engage you, effective as of October 1, 1997, as an independent contractor to serve Code-Alarm as a consultant in connection with all aspects of its business, including without limitation the development of public relations and special projects.

     You have agreed to continue to serve as a member of the Board of Directors of Code-Alarm. Your services as a director will not be separately compensated, your only compensation being that hereinafter provided for your consulting services. Your consulting services hereunder shall be subject to the overall direction and control of the Board of Directors of Code-Alarm.

     Your consulting services hereunder, plus attendance at directors meetings, shall obligate you to devote no more than three (3) days per week. For such services during the Stated Term of this Agreement (as defined below) you shall be paid at the rate of $14,000.00 per year by Code-Alarm. Any change in the rate of payment upon any extension of the Stated Term of this agreement must be agreed upon in writing by the parties prior to the beginning of such extension. All payments shall be made quarterly, in arrears. No finder's fees or commissions or any other


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compensation are payable to you in connection with any  services rendered hereunder unless such fee is payable by virtue of a specific prior written agreement relating thereto.
     This agreement will be effective as of October 1, 1997 and shall continue until September 30, 2000 (the "Stated Term"). The Stated Term shall automatically be extended for successive 12-month periods commencing on October 1 of each year following each September 30 on which the Stated Term otherwise would expire. Notwithstanding the foregoing, either party may terminate this agreement during or at the end of the Stated Term, including any extension thereof, if that party has given written notice of termination in writing to the other party of its decision to terminate this agreement at least ninety
days prior to the date of termination.   In the event of termination by either
party or your death during the Stated Term, or during any extension of the Stated Term, you, or your estate, as the case may be, shall be entitled to compensation at the annual rate hereinabove specified (including any agreed upon changes) for the period up to such termination or death on a pro rata basis.

     You understand that it will be your responsibility to report and pay federal and state self-employment taxes which, by law, may be required in connection with your services hereunder and any taxes of a similar nature imposed by any governmental authority.

     Your reasonable travel and other business expenses incurred in connection with the performance of services hereunder will be reimbursed to you upon presentation of properly authenticated statements of such expenses.

     You agree to maintain in confidence all confidential information, data, records, reports, and business plans made available to you in connection with performance of the services hereunder and upon termination of this agreement to return all such items to Code-Alarm.

     We would appreciate your acknowledgment that the foregoing correctly sets forth the agreement and understanding between you and Code-Alarm by signing but the original and duplicate copy of this letter and returning the original to us. The duplicate copy is for your files.

                                             Sincerely yours,

                                             CODE-ALARM, INC.

                                             By: /s/ Rand Mueller
                                                -------------------------------
                                                 Rand W. Mueller, President

I acknowledge receipt of and agreement to the foregoing letter agreement.


Kenneth M. Mueller

Date: /s/ Kenneth M. Mueller
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